JOHN HANCOCK VARIABLE INSURANCE TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

Wellington Management Company LLP

AMENDMENT made as of this 27th day of March, 2025 to the Subadvisory Agreement dated January 29, 1999 as amended (the “Agreement”), between John Hancock Variable Trust Advisers LLC (formerly, John Hancock Investment Management Services, LLC), a Delaware limited liability company (the “Adviser”), and Wellington Management Company, LLP, a Delaware limited liability partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is replaced in its entirety by the attached Appendix A. Appendix A was amended to restate the fee schedule for U.S. Growth Trust (formerly, Capital Appreciation Trust) (also referred to as the “Portfolio”). This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2. EFFECTIVE DATE

The Amendment shall become effective on May 28, 2025, following approval of the Amendment by the Board of Trustees of the John Hancock Variable Insurance Trust.

3. ELECTRONIC SIGNATURES

The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Desmond Havlicek
Name:	Desmond Havlicek
Title:	Senior Managing Director

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolios of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, a fee computed separately for each Portfolio at an annual rate as follows (the “Subadviser Fee”):

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*The term Aggregate Net Assets for a given day includes the net assets of the Portfolio of the Trust managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below managed by the Subadviser, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
Mid Cap Growth Trust	John Hancock Mid Cap Growth Fund, a series of John Hancock Investment Trust

Opportunistic Fixed Income Trust	Opportunistic Fixed Income Fund, a series of John Hancock Funds II

Real Estate Securities Trust	Real Estate Securities Fund, a series of John Hancock Funds II

US Real Estate sleeve of John Hancock Diversified Real Assets Fund, a series of John Hancock Investment Trust, for purposes of determining management fee breakpoints.

U.S. Growth Trust	John Hancock U.S. Growth Fund, a series of John Hancock Funds III

Manulife Wellington U.S. Quality Growth Fund (formerly, Manulife U.S. Diversified Growth Equity Fund), a series trust of The Manufacturers Life Insurance Company

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

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If, with respect to a Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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